EXHIBIT 99.2



                              NOTICE OF REDEMPTION

                        To the Holders of All Outstanding

                               CHEMED CORPORATION
                       (AS SUCCESSOR TO ROTO-ROOTER, INC.)
                    8-3/4% Senior Notes due February 24, 2011
                              (CUSIP No. 778787AD3)

                                                                   April 4, 2007

     NOTICE IS HEREBY GIVEN that, pursuant to the provisions of the Indenture, dated as of February 24, 2004 (the "Indenture"), by and between Chemed Corporation (as successor to Roto-Rooter, Inc., the "Company"), as issuer, and LaSalle Bank National Association, as trustee (the "Trustee"), relating to the Company's 8-3/4% Senior Notes due 2011 (the "Securities"), the Company has elected to redeem, and will redeem on May 4, 2007 (the "Redemption Date"), all of the outstanding Securities, at a redemption price (the "Redemption Price") of 104.375% of the principal amount of the Securities together with accrued but unpaid interest, if any, to but excluding the Redemption Date.

     The redemption is subject to the completion of one or more financing transactions by the Company that are reasonably satisfactory to the Company and result in aggregate net proceeds to the Company of not less than $275 million on or prior to the Redemption Date (the "Refinancing Conditions").

     On the Redemption Date, assuming satisfaction of the Refinancing Conditions, the Redemption Price will become due and payable on all outstanding Securities. Unless the Company defaults in the payment of the Redemption Price, interest on the Securities will cease to accrue on and after the Redemption Date, and the only remaining right of the holders of the Securities after such date will be to receive payment of the Redemption Price upon surrender of the Securities to LaSalle Bank National Association, as paying agent (the "Paying Agent").

     The Securities called for redemption must be surrendered to the Paying Agent at the following address to collect the Redemption Price.

                        By Overnight Courier, by Hand or
                        by Registered or Certified Mail:
                        --------------------------------
                        LaSalle Bank National Association
                              135 S. LaSalle Street
                                   Suite 1560
                                Chicago, IL 60603
                           Attention: Margaret M. Muir

     The method chosen for the delivery of the Securities is at the option and risk of the holder. If delivery is by mail, use of registered or certified mail, properly insured is suggested.

     The CUSIP number has been assigned to the Securities by an organization not affiliated with the Company or the Trustee and is included solely for the convenience of the securityholders. Neither the Company nor the Trustee shall be responsible for the selection or use of this CUSIP number, nor is any representation made as to its correctness on the Securities or as indicated in this redemption notice.